EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We consent to the use of our report dated May 16,2003 (except Notes 15 (exclusive of the first and last paragraph) and 20 as to which the date is September 18, 2003), included in the Annual Report on Form 10-K of ANC Rental Corporation for the year ended December 31, 2002, with respect to the consolidated financial statements, as amended, included in this Form 8-K.

/s/Ernst & Young LLP

Ft. Lauderdale, Florida
September 22, 2003